Exhibit 99.1

FESTIVAL FUN PARKS, LLC AND PALACE FINANCE, INC. ANNOUNCE EXECUTION OF SUPPLEMENTAL INDENTURE RELATING TO 10 7/8% SENIOR NOTES

NEWPORT BEACH, CALIFORNIA, January 9, 2008— Festival Fun Parks, LLC (“Festival”) and Palace Finance, Inc. (“Palace,” and together with Festival, the “Companies”) today announced that the supplemental indenture (the “Supplemental Indenture”) providing for certain amendments (the “Amendments”) to the indenture (the “Indenture”) governing their 10 7/8% Senior Notes due 2014 (the “Notes”) was executed today by the Companies, the guarantors party thereto and the trustee under the Indenture.  The execution of the Supplemental Indenture followed the Companies’ earlier announcement that consents (“Consents”) of 99.96% of the outstanding Notes not held by the Companies or their affiliates to the Supplemental Indenture had been delivered by the Consent Payment Deadline (as defined in the Offer to Purchase and Consent Solicitation Statement, dated December 20, 2007 (the “Offer to Purchase”).  Although the Supplemental Indenture became effective when it was executed by the Companies, the guarantors party thereto and the trustee, the Amendments will not become operative until the opening of business on the day that the Companies pay for tendered Notes.

The obligation of the Companies to accept for payment and purchase the Notes that are tendered and pay for the related Consents is conditioned on, among other things, obtaining sufficient financing to repurchase the Notes pursuant to the tender offer and the consent solicitation.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offer and consent solicitation is being made solely in the Offer to Purchase and accompanying Consent and Letter of Transmittal.

Festival and Palace have engaged Merrill Lynch & Co. to act as the dealer manager and solicitation agent for the tender offer and the consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Merrill Lynch toll-free at (888) 654-8637 or collect at (212) 449-4914.  Request for copies of the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and the consent solicitation, at (866) 952-2200.